EXHIBIT 15.1

LETTER OF AWARENESS

To the Directors and Shareholders of MSCI Inc.:

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim consolidated financial information of MSCI Inc. as of February 29, 2008 and for the three-month periods ended February 29, 2008 and February 28, 2007, and have issued our report dated April 10, 2008. As indicated in such report, because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above which is included in MSCI Inc.’s Quarterly Report on Form 10-Q for the quarter ended February 29, 2008 is being incorporated by reference in this Registration Statement.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

/s/ Deloitte & Touche LLP

New York, New York

April 10, 2008